Exhibit 99.1

Pfizer Contact:

Kate Robins

Tel. (860) 732-9684

Monogram Contacts:

Alfred G. Merriweather

Chief Financial Officer

Tel. (650) 624 4576

Jeremiah Hall

Feinstein Kean Healthcare

Tel. (415) 677-2700

Pfizer and Monogram to Make HIV Co-Receptor Tropism Assay Available Globally

Understanding HIV’s co-receptor usage may facilitate targeting of drugs to appropriate patients

New York, NY and South San Francisco, CA, May 8, 2006 — Pfizer Inc (NYSE: PFE) and Monogram Biosciences, Inc. (Nasdaq: MGRM) announced today a non-exclusive collaboration to make Monogram’s HIV Co-Receptor Tropism Assay available for patient use on a global basis. The assay is a diagnostic tool to show tropism – the path taken by the virus to access human CD4 cells.

Tropism information is intended to help identify patients who are most likely to respond to a class of investigational drugs known as CCR5 antagonists. CCR5 antagonists are designed to block viral cell entry through the CCR5 co-receptor. Studies have shown that 80-85 percent of people newly diagnosed with HIV and previously untreated with HIV therapy have dominant CCR5-tropic virus. This drops to 50-60 percent in patients who have been treated before with anti-retroviral medicines.

Pfizer has a CCR5 antagonist, maraviroc, in phase 3 development and has used the Monogram tropism assay to select patients for enrollment in late-stage clinical studies. The agreement announced today expands this clinical trial collaboration and provides for global availability of Monogram’s assay in a multi-year collaboration.

“Because of the important role the Co-Receptor Tropism Assay is believed to play in CCR5 antagonist clinical development, we are pleased to be expanding our partnership with Pfizer. We look forward to working together so that the right medicine can be made available to the right patients at the right time” said William D. Young, Monogram CEO.

Under the terms of the agreement announced today, Pfizer and Monogram will collaborate to make Monogram’s Co-Receptor Tropism Assay available globally. Pfizer also entered into an agreement to invest $25 million in Monogram this month through a Senior Secured Convertible Note, payable in May 2010. The closing of the investment is subject to customary closing conditions.

“CCR5 antagonists have a mechanism of action different from currently approved drugs,” said John LaMattina, president, Pfizer Global Research and Development. “With this collaboration we are working to advance global access to new diagnostics that may better assess the potential for CCR5 antagonists to fulfill an unmet medical need.”

About Pfizer

Pfizer is committed to bringing meaningful improvement to the lives of people living with HIV/AIDS and those at risk around the world. Our commitment is embodied in our products, partnerships, pipeline and philanthropy.

Pfizer Global Research & Development is the world’s largest privately owned biomedical research organization. Pfizer Inc discovers, develops, manufactures and markets leading prescription medicines, for humans and animals, and many of the world’s best-known consumer brands.

About Monogram

Monogram is advancing individualized medicine by discovering, developing and marketing innovative products to guide and improve treatment of serious infectious diseases and cancer. The Company’s products are designed to help doctors optimize treatment regimens for their patients that lead to better outcomes and reduced costs. The Company’s technology is also being used by numerous biopharmaceutical companies to develop new and improved antiviral therapeutics and vaccines as well as targeted cancer therapeutics. More information about the Company and its technology can be found on its web site at www.monogrambio.com.

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PFIZER DISCLOSURE NOTICE: The information contained in this release is as of May 8, 2006. Pfizer assumes no obligation to update any forward-looking statements contained in this release as the result of new information or future events or developments.

This release contains forward-looking information about a product candidate and its potential benefits that involves substantial risks and uncertainties. Such risks and uncertainties include, among other things, the uncertainties inherent in research and development; decisions by regulatory authorities regarding whether and when to approve any drug applications that may be filed for the product candidate as well as their decisions regarding labeling and other matters that could affect its availability or commercial potential; and competitive developments.

A further list and description of risks and uncertainties can be found in Pfizer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and in its reports on Form 10-Q and Form 8-K.

MONOGRAM DISCLOSURE NOTICE: Certain statements in this press release are forward-looking. These forward-looking statements include references to activities expected to occur in connection with the Collaboration Agreement between Monogram and Pfizer, the role of the Co-Receptor Tropism Assay in CCR5 antagonist clinical development, and Pfizer’s expected investment in Monogram. These forward-looking statements are subject to risks and uncertainties and other factors, which may cause actual results to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These risks and uncertainties include, but are not limited to: risks related to the implementation of the Collaboration Agreement between Monogram and Pfizer; the risk that the role of the Co-Receptor Tropism Assay in CCR5 antagonist clinical development may not be as significant as expected; the risk that Pfizer’s investment in Monogram may not be completed when expected, or at all; uncertainties relating to the performance of Monogram’s products; the size, timing and success or failure of clinical trials for new classes of HIV drugs; the use of Monogram’s tests for patient use in the event of approval of any new drugs; Monogram’s ability to successfully conduct clinical studies and the results obtained from those studies; whether larger confirmatory clinical studies will confirm the results of initial studies; Monogram’s ability to establish reliable, high-volume operations at commercially reasonable costs; the impact of competition; whether payors will authorize reimbursement for Monogram’s products and services; whether the FDA or any other agency will decide to further regulate Monogram’s products or services; the ultimate validity and enforceability of Monogram’s patent applications and patents; the possible infringement of the intellectual property of others; whether licenses to third party technology will be available. For a discussion of other factors that may cause our actual events to differ from those projected, please refer to Monogram’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as other subsequent filings with the Securities and Exchange Commission. Monogram does not undertake, and specifically disclaims any obligation, to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

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